UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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The RBB Fund, Inc.

(Name of Registrant as Specified in Its Charter)

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THE RBB FUND, INC.

BEAR STEARNS CUFS® MLP MORTGAGE PORTFOLIO

103 Belleview Parkway, 4th Floor

Wilmington, DE 19809

INFORMATION STATEMENT

This Information Statement is being furnished on behalf of the Board of Directors (the “Board”) of The RBB Fund, Inc. (the “Company”) to provide shareholders of the Bear Stearns CUFS® MLP Mortgage Portfolio (the “Portfolio”) with information concerning a new investment advisory agreement between the Company, on behalf of the Portfolio, and the Portfolio’s investment adviser, Bear Stearns Asset Management Inc. (the “Adviser”). The Company is an open-end management investment company, organized as a Maryland corporation, and the Portfolio is a separate investment portfolio of the Company. As used in this Information Statement, the Portfolio’s shares are referred to as “Shares.”

WE ARE NOT ASKING FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about July 18, 2008 to shareholders of record of the Portfolio as of that date (the “Record Date”).

BSAM will bear the expenses incurred in connection with preparing this Information Statement. You may obtain a copy of the Portfolio’s most recent annual report to shareholders, free of charge, by calling (800) 519-CUFS (2837).

As of the Record Date, there were issued and outstanding 14,489,075.57 Shares of the Portfolio. A list of shareholders who owned beneficially or of record more than 5% of the Shares of the Portfolio as of the Record Date is included as Exhibit B. The Company’s Board of Directors and executive officers did not own any Shares as of the Record Date.

Background

On March 16, 2008, JPMorgan Chase & Co. (“JPMorgan Chase”) announced that it had agreed to acquire The Bear Stearns Companies Inc. (“Bear Stearns”). The Adviser, a Bear Stearns subsidiary, serves as investment adviser to the Portfolio. Under the Agreement and Plan of Merger between JPMorgan Chase and Bear Stearns and subject to certain conditions, JPMorgan Chase was entitled as of the date of the Agreement and Plan of Merger to oversee the business, operations and management of the Adviser at the reasonable discretion of JPMorgan Chase.

JPMorgan Chase and Bear Stearns advised the Company that they believed that by virtue of certain of its terms and conditions, the execution and delivery of the Agreement and Plan of Merger may be deemed to have resulted in a change in control of the Adviser (the “Change in Control”). The Change in Control constituted an “assignment” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), of the existing investment advisory agreement between the Portfolio and the Adviser, resulting in its automatic termination. Pursuant to a no-action letter issued by the Securities and Exchange Commission to JPMorgan Chase and the Adviser on March 16, 2008, the Adviser was permitted to continue to serve as investment adviser to the Portfolio for a 10-day period following the Change in Control, provided that the Company’s Board promptly took action to approve an interim advisory agreement with the Adviser pursuant to certain provisions of the Investment Company Act of 1940. On March 26, 2008, the Company’s Board of Directors, including a majority of those Directors who are not “interested persons” of the Company or the Adviser (“Independent Directors”) approved, and the Portfolio entered into, an Interim Investment Advisory Agreement with the Adviser. The Interim Investment Advisory Agreement will continue until August 13, 2008 or the effective date of a new investment advisory agreement approved by the shareholders of the Portfolio.

On May 8, 2008, the Company’s Board of Directors, including all of Independent Directors, approved a new investment advisory agreement (the “New Advisory Agreement”) between the Company, on behalf of the Portfolio, and the Adviser. The Portfolio will be seeking shareholder approval of the New Advisory Agreement through written consent to be circulated under separate cover.

The form of New Advisory Agreement is attached hereto as Exhibit A. The New Advisory Agreement contains substantially similar terms with respect to the services provided by the Adviser and the identical fee structure as the prior advisory agreement (the “Prior Advisory Agreement”), which was originally entered into on November 30, 2006. The New Advisory Agreement would simply continue the relationship between the Portfolio and the Adviser. The Company’s Board of Directors, including all of the Independent Directors, last approved the Prior Advisory Agreement on May 25, 2007 as part of its regular annual review process. The material terms of the New Advisory Agreement and Prior Advisory Agreement are compared below in “Summary of the New Advisory Agreement and Prior Advisory Agreement.”

If the Portfolio’s shareholders do not approve the New Advisory Agreement, then the Adviser will no longer be the investment adviser of the Portfolio, in which case the Company’s Board of Directors will consider other alternatives and will make such arrangements for the management of the Portfolio’s investments as it deems appropriate and in the best interests of the Portfolio, including (without limitation) the recommendation of one or more other advisers, subject to approval by the Board and Portfolio’s shareholders, or the liquidation of the Portfolio, subject to the approval of the Board.

Compensation Paid to the Adviser

Under the Prior Advisory Agreement, the Adviser was entitled to receive a monthly advisory fee computed at an annual rate of 0.48% of the Portfolio’s average daily net assets in return for the services provided by the Adviser as investment adviser to the Portfolio. The fee structure under the New Advisory Agreement will be identical to the fee structure under the Prior Advisory Agreement. For the period December 19, 2006 (commencement of operations) through August 31, 2007, investment advisory fees with respect to the Portfolio were $481,417, of which $139,578 was waived by the Adviser.

Information about the Adviser

The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Adviser’s principal offices are located at 237 Park Avenue, New York, New York 10017. As of March 31, 2008, the Adviser managed over $21.8 billion of investment assets. As the result of the acquisition of Bear Stearns by JPMorgan Chase which was completed on May 30, 2008, the Adviser is an indirect, wholly-owned subsidiary of JPMorgan Chase. JPMorgan Chase, 270 Park Avenue, New York, NY, 10017, is a Delaware corporation and a leading global financial services firm with assets of $1.6 trillion, as of March 31, 2008, and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. As of June 30, 2008, there were no holders of record or beneficial ownership of 10% or more of any class of issued and outstanding voting securities of JPMorgan Chase.

The following table sets forth the name, position and principal occupation of each chief executive officer and each director of the Adviser as of June 30, 2008. Each individual’s address is 237 Park Avenue, New York, New York 10017.

Name	Principal Occupation with Adviser

Lawrence M. Unrein	Chairman of the Board, Chief Executive Officer, President

Roger R. Baumann	Director

Gregory G. Quental	Director

There were no brokerage commissions paid by the Portfolio to affiliated brokers of the Adviser for the Portfolio’s fiscal year ended August 31, 2007.

Summary of the New Advisory Agreement and the Prior Advisory Agreement

A copy of the New Advisory Agreement is attached hereto as Exhibit A. The following description is only a summary; however, all material terms of the New Advisory Agreement have been included in this summary. You should refer to Exhibit A for the New Advisory Agreement, and the description set forth in this Proxy Statement of the New Advisory Agreement is qualified in its entirety by reference to Exhibit A. The investment advisory services to be provided by the Adviser under the New Advisory Agreement and the fee structure are identical to the services currently provided by the Adviser and the fee structure under the Prior Advisory Agreement.

Advisory Services. Both the New Advisory Agreement and Prior Advisory Agreement state that, subject to the supervision of the Company’s Board of Directors and subject to those provisions of both the New Advisory Agreement and the Prior Advisory Agreement permitting the Adviser to delegate certain of its responsibilities thereunder to one or more sub-advisers (“Sub-Advisers”), the Adviser will provide for the overall management of the Portfolio including (i) the provision of a continuous investment program for the Portfolio, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Portfolio, (ii) the determination from time to time of the securities and other investments to be purchased, retained or sold for the Portfolio, and (iii) the placement from time to time of orders for all purchases and sales made for the Portfolio. In both the New Advisory Agreement and Prior Advisory Agreement, the Adviser further agrees that it will render to the Company’s Board of Directors such periodic and special reports regarding the performance of its duties as the Board may reasonably request and will provide to the Company (or its agents and service providers) prompt and accurate data with respect to the Portfolio’s transactions and, where not otherwise available, the daily valuation of securities in the Portfolio. As previously noted, both the New Advisory Agreement and the Prior Advisory Agreement provide that the Adviser may delegate certain of its responsibilities with respect to the provisions of investment advisory services to one or more Sub-Advisers (that may, but need not be, affiliated with the Adviser), pursuant in each case to a written agreement with the Sub-Adviser that meets the requirements of Section 15 of the 1940 Act and rules thereunder, subject to any exemptions that may be granted by the Securities and Exchange Commission. Both the New Advisory Agreement and the Prior Advisory Agreement provide that any such delegation of services to a Sub-Adviser shall be subject to certain conditions, including that any fees or compensation payable to the Sub-Adviser shall be paid by the Adviser and no additional obligation may be incurred on the Company’s behalf to the Sub-Adviser (other than certain Company expenses that are incurred by the Sub-Adviser and paid by the Company directly to the Sub-Adviser pursuant to payment arrangements approved by the Company and the Adviser).

Brokerage. Both the New Advisory Agreement and the Prior Advisory Agreement provide that (i) the Adviser, subject to its obligation to obtain best price and execution, shall have full discretion to select brokers or dealers to effect the purchase and sale of securities, (ii) in selecting brokers or dealers to execute orders for the purchase and sale of securities, the Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services for the benefit of the Portfolio directly or indirectly, and (iii) without limiting the generality of the foregoing, the Adviser is authorized to cause the Portfolio to pay brokerage commissions which may be in excess of the lowest rates available to brokers who execute transactions for the Portfolio or who otherwise provide brokerage and research services utilized by the Adviser, provided that the Adviser determines in good faith that the amount of each such commission paid to a broker is reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either the particular transaction to which the commission relates or the Adviser’s overall responsibilities with respect to accounts as to which the Adviser exercises investment discretion.

Management Fees. Both the New Advisory Agreement and Prior Advisory Agreement contain the identical fee structure based on the Portfolio’s average daily net assets.

Duration and Termination. The Prior Advisory Agreement provides that it will continue in effect until August 16, 2008, the New Advisory Agreement provides that it will continue in effect until August 16, 2009, and both the New Advisory Agreement and the Prior Advisory Agreement provide that they shall continue in effect for successive annual periods ending on August 16, subject to annual approval as required by the 1940 Act. Both the New Advisory Agreement and the Prior Advisory Agreement may be terminated at any time, on sixty (60) days prior written notice, by the Company (by vote of the Company’s Board of Directors or by vote of a majority of the outstanding voting securities of the Portfolio ) without the payment of a penalty, or by the Adviser at any time, without the payment of a penalty, upon sixty (60) days prior written notice.

Payment of Expenses. Both the New Advisory Agreement and the Prior Advisory Agreement provide that the Adviser will pay all expenses incurred by it in connection with its activities under the Agreement, that the Portfolio shall bear all of its own expenses not specifically assumed by the Adviser, and that general expenses of the Company not readily identifiable as belonging to the Portfolio or another portfolio of the Company shall be allocated among all the portfolios of the Company in such a manner as the Company’s Board of Directors determines to be fair and equitable.

Limitation on Liability and Indemnification. Both the New Advisory Agreement and the Prior Advisory Agreement provide that the Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which the particular Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under the particular Agreement (“disabling conduct”). Both the New Advisory Agreement and the Prior Advisory Agreement provide that the Portfolio will indemnify the Adviser against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the Adviser.

Board Approval of the New Advisory Agreement

In reaching its decision to approve the New Advisory Agreement, the Directors, including all of the Independent Directors, met in person at their regular meeting held on May 8, 2008 with senior executives of the Adviser and the Adviser’s legal counsel. In the course of their review, the Directors, with the assistance of independent counsel, considered their legal responsibilities with regard to all factors deemed to be relevant to the Portfolio, including, but not limited to the following: (1) the quality of services provided to the Portfolio; (2) the performance of the Portfolio; (3) the fact that the Change in Control of the Adviser is not expected to affect the manner in which the Portfolio is managed; (4) the fact that the current investment management team will continue to manage the Portfolio; (5) the fact that the fee structure under the New Advisory Agreement will be identical to the fee structure under the Prior Advisory Agreement; and (6) other factors deemed relevant.

The Directors also evaluated the New Advisory Agreement in light of information they had requested and received from the Adviser prior to the May 8, 2008 meeting. The Directors reviewed these materials with management of the Adviser, legal counsel to the Adviser and independent counsel to the Directors. The Independent Directors also discussed the New Advisory Agreement with independent counsel in an executive session, at which no representatives of the Adviser were present. The Directors considered whether the New Advisory Agreement would be in the best interests of the Portfolio and its shareholders and the overall fairness of the New Advisory Agreement. Among other things, the Directors reviewed information concerning: (1) the nature, extent and quality of the services provided by the Adviser; (2) the Portfolio’s investment performance; (3) the cost of the services provided and the profits realized by the Adviser and its affiliates from their relationship with the Portfolio; (4) the extent to which economies of scale have been or will be realized as the Portfolio grows; and (5) the extent to which fee levels reflect the economies of scale, if any, for the benefit of the Portfolio’s shareholders. In their deliberations, the Directors did not rank the importance of any particular piece of information or factor considered, and it is presumed that each Director attributed different weights to the various factors.

Nature, Extent and Quality of Services Provided to the Portfolio. The Directors evaluated the nature, extent and quality of the services that the Adviser would provide under the New Advisory Agreement, which are the same services that the Adviser provides under the Prior Advisory Agreement, on the basis of the functions that the Adviser performs, and the quality and stability of the staff committed to those functions, the Adviser’s Form ADV, the Adviser’s favorable compliance record and its background and history in providing services to the Portfolio under the Prior Advisory Agreement. The Directors considered the Adviser’s portfolio management systems and investment processes, including its research and credit analysis capabilities and the manner in which investment decisions are made for the Portfolio. Based on the information provided and the Directors’ prior experience with the Adviser, the Directors concluded that the nature and extent of the services that the Adviser will provide under the New Advisory Agreement, as well as the quality of those services, would be satisfactory.

The Directors took into account that currently were no changes (including changes to the fee structure) that would adversely impact the Adviser’s ability to provide the same quality of services as were provided in the past; the New Advisory Agreement is substantially identical to the Prior Advisory Agreement; management of the Adviser currently was not expected to change following the Change in Control; the Adviser would be sufficiently capitalized following the Change in Control to continue its operations; there are no material litigation, or regulatory, or administrative proceedings pending against the Adviser or its principal executive officers related to services that the Adviser provides to the Portfolio alleging violations of securities or related laws, fraudulent conduct, breach of fiduciary duty, or similar violations; there are no pending regulatory inquiries by the SEC or other regulators involving the Adviser related to services that the Adviser provides to the Portfolio; there are no material compliance issues or material changes to compliance policies and procedures since the approval of the Prior Advisory Agreement; during the interim period, the advisory fees will be held in escrow pending approval of the New Advisory Agreement; the Portfolio would not bear any expenses related to the Adviser’s Change in Control; and there are no planned fee increases for the Portfolio over the next two years.

Section 15(f) of the 1940 Act. The Directors also considered whether the arrangements between the Adviser and the Portfolio comply with the conditions of Section 15(f) of the 1940 Act. Section 15(f) provides a non-exclusive safe harbor for an investment adviser to an investment company or any of its affiliated persons to receive any amount or benefit in connection with a change in control of the investment adviser so long as two conditions are met. First, for a period of three years after closing of the transaction, at least 75% of the board members of the investment company cannot be “interested persons” (as defined in the 1940 Act) of the investment adviser or predecessor adviser. Second, an “unfair burden” must not be imposed upon the investment company as a result of the transaction or any express or implied terms, conditions or understandings applicable thereto. The term “unfair burden” is defined in Section 15(f) to include any arrangement during the two-year period after the closing of the transaction whereby the investment adviser (or predecessor or successor adviser) or any interested person of any such investment adviser, receives or is entitled to receive any compensation, directly or indirectly, from the investment company or its shareholders (other than fees for bona fide investment advisory or other services) or from any person in connection with the purchase or sale of securities or other property to, from or on behalf of the investment company (other than bona fide ordinary compensation as principal underwriter for the investment company).

Consistent with the first condition of Section 15(f), the Adviser has represented it is not aware of any current plans to reconstitute the Board following the Change in Control. Thus, at least 75% of the Directors would not be “interested persons” (as defined in the 1940 Act) of the Adviser for a period of three years after the Change in Control and would be in compliance with this provision of Section 15(f). With respect to the second condition of Section 15(f), the Adviser has represented that the Change in Control will not have an economic impact on the Adviser’s ability to provide services to the Portfolio and, accordingly, no fee increases are contemplated. Thus, the Change in Control will not result in an “unfair burden” (as defined in Section 15(f)) during the two-year period following the Change in Control.

Costs of Services Provided and Profits Realized by the Adviser. The Directors examined the fee and expense information for the Portfolio, including a comparison of such information to other similarly situated mutual funds as determined by Lipper Inc. (“Lipper”). The Directors also examined the total expense ratio of the Portfolio relative to the other mutual funds in its Lipper category.

The Directors reviewed financial information provided by the Adviser, including information concerning its costs in providing services to the Portfolio and its profitability. The Directors next considered that the actual management fees for the Portfolio were the lowest among the Portfolio’s Lipper peer group. The Directors examined the total expense ratio, including any Rule 12b-1 fees and shareholder servicing fees, of the Portfolio, noting the Portfolio’s expense ratio approximated that of its peers. The Directors then noted that the Adviser agreed to voluntarily waive its advisory fee and reimburse expenses of the Portfolio to limit the Portfolio’s total annual operating expenses to 0.60%.

The Directors noted that the Adviser does not manage other funds or accounts with investment objectives comparable to that of the Portfolio. Consequently, there was no basis to compare the Portfolio’s performance with other funds or accounts that the Adviser manages.

Based on the information provided, the Directors concluded that the amount of advisory fees that the Portfolio currently pays, and will pay under the New Advisory Agreement, to the Adviser is reasonable in light of the nature and quality of the services provided.

Investment Performance of the Portfolio. The Directors reviewed information prepared by Lipper as of February 29, 2008 concerning the Portfolio’s investment performance, both absolutely as well as compared to other funds in its peer group. Although the Portfolio’s performance placed it in the fourth quintile among its peer group, the Directors also considered the unique nature of the Portfolio and the Adviser’s consistent and disciplined investment decision process. After considering all of the information, the Directors concluded that the Portfolio and its shareholders were likely to benefit from the Adviser’s continued investment management services.

Economies of Scale and Fee Levels Reflecting Those Economies. In considering the overall fairness of the New Advisory Agreement, the Directors assessed the degree to which economies of scale that would be expected to be realized if the Portfolio’s assets increase as well as the extent to which fee levels would reflect those economies of scale for the benefit of the Portfolio’s shareholders. The Directors determined that the fee schedule in the New Advisory Agreement is reasonable and appropriate and that breakpoints in the fee schedule are unnecessary based on the current level of the Portfolio’s assets.

Other Benefits to the Adviser. The Adviser advised the Directors that it derives minimal, if any, indirect benefits from its relationship with the Portfolio. Therefore, the fees that the Adviser earns as the Portfolio’s investment adviser are the principal benefit according to the Adviser as a result of its relationship with the Portfolio. The Directors believe that the Portfolio generally benefits from its association with the Adviser. Based on all of the information presented to and considered by the Directors and the conclusions that it reached, the Directors approved the New Advisory Agreement on the basis that its terms and conditions are fair to, and in the best interests of, the Portfolio and its shareholders.

Additional Information

Administrator and Distributor. PNC Global Investment Servicing (U.S.) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, serves as the Portfolio’s administrator and PFPC Distributors, Inc., 760 Moore Road, King of Prussia, Pennsylvania 19406, serves as the Portfolio’s principal underwriter.

Procedures for Shareholder Communications with the Board. The Company’s Board will receive and review written correspondence from shareholders. Shareholders may address correspondence to individual Directors or to the full Board at the Company’s principal business address. The Board or an individual Director will respond to shareholder correspondence in a manner that the Board or Director deems appropriate given the subject matter of the particular correspondence.

The Company maintains copies of all correspondence addressed to individual Directors or the Board. Copies of all such correspondence are forwarded promptly to an individual Director or the Board, as applicable. The Company responds to any correspondence in the nature of routine operational matters, such as routine account inquiries, on a timely basis, notwithstanding that the correspondence is addressed to an individual Director or the Board, and communicates such response to the Board or Director to whom the correspondence was addressed.

Shareholder Proposals. The Company does not intend to hold meetings of shareholders except to the extent that such meetings may be required under the 1940 Act or state law. Under the Company’s By-Laws, shareholders owning in the aggregate 10% of the outstanding shares of all classes of the Company have the right to call a meeting of shareholders to consider the removal of one or more Directors. Shareholders who wish to submit proposals for inclusion in a proxy statement for a subsequent shareholder meeting should submit their written proposals to the Company at its principal office within a reasonable time before such meeting. The timely submission of a proposal does not guarantee its consideration at the meeting.

Exhibit A

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of                         , between THE RBB FUND, INC., a Maryland corporation (herein called the “Fund”), and BEAR STEARNS ASSET MANAGEMENT INC. (herein called the “Investment Adviser”).

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”), and currently offers or proposes to offer shares representing interests in separate investment portfolios;

WHEREAS, the Fund desires to retain the Investment Adviser to render certain investment advisory services to the Fund with respect to the Fund’s Bear Stearns CUFS® MLP Mortgage Portfolio (the “Portfolio”), and the Investment Adviser is willing to so render such services; and

WHEREAS, the Board of Directors of the Fund have approved this Agreement, and the Adviser is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

SECTION 1. APPOINTMENT. The Fund hereby appoints the Investment Adviser to act as investment adviser for the Portfolio for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

SECTION 2. DELIVERY OF DOCUMENTS. The Fund has furnished the Investment Adviser with copies properly certified or authenticated of each of the following:

(a) Resolutions of the Board of Directors of the Fund authorizing the appointment of the Investment Adviser and the execution and delivery of this Agreement;

(b) A prospectus and statement of additional information relating to each class of shares representing interests in the Portfolio of the Fund in effect under the Securities Act of 1933 (such prospectus and statement of additional information, as presently in effect and as they shall from time to time be amended and supplemented, are herein collectively called the “Prospectus” and “Statement of Additional Information,” respectively).

The Fund will promptly furnish the Investment Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

In addition to the foregoing, the Fund will also provide the Investment Adviser with copies of the Fund’s Charter and By-laws, and any registration statement or service contracts related to the Portfolio, and will promptly furnish the Investment Adviser with any amendments of or supplements to such documents.

SECTION 3. MANAGEMENT.

(a ) Subject to the supervision of the Board of Directors of the Fund and subject to Section 3 (b) below, the Investment Adviser will provide for the overall management of the Portfolio including (i) the provision of a continuous investment program for the Portfolio, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Portfolio, (ii) the determination from time to time of the securities and other investments to be purchased, retained, or sold by the Fund for the Portfolio, and (iii) the placement from time to time of orders for all purchases and sales made for the Portfolio. The Investment Adviser will provide the services rendered by it hereunder in accordance with the Portfolio’s investment objectives, restrictions and policies as stated in the applicable Prospectus and Statement of Additional Information, provided that the Investment Adviser has actual notice or knowledge of any changes by the Board of Directors to such investment objectives, restrictions or policies. The Investment Adviser further agrees that it will render to the Fund’s Board of Directors such periodic and special reports regarding the performance of its duties under this Agreement as the Board may reasonably request. The Investment Adviser agrees to provide to the Fund (or its agents and service providers) prompt and accurate data with respect to the Portfolio’s transactions and, where not otherwise available, the daily valuation of securities in the Portfolio.

(b)	Sub-Advisers. The Investment Adviser may delegate certain of its responsibilities hereunder with respect to provision of investment advisory services set forth in Section 3(a) above to one or more other parties (each such party, a “Sub-Adviser”), pursuant in each case to a written agreement with such Sub-Adviser that meets the requirements of Section 15 of the 1940 Act and rules thereunder applicable to contracts for service as investment adviser of a registered investment company (including without limitation the requirements for approval by the trustees of the Fund and the shareholders of the Portfolio), subject, however, to such exemptions as may be granted by the U.S. Securities and Exchange Commission upon application or by rule. Such Sub-Adviser may (but need not) be affiliated with the Investment Adviser.

Any delegation of services pursuant to this Section 3(b) shall be subject to the following conditions:

1.	Any fees or compensation payable to any Sub-Adviser shall be paid by the Investment Adviser and no additional obligation may be incurred on the Fund’s behalf to any Sub-Adviser; except that any Fund expenses that may be incurred by the Investment Adviser and paid by the Fund to the Investment Adviser directly may be incurred by the Sub-Adviser and paid by the Fund to the Sub-Adviser directly, so long as such payment arrangements are approved by the Fund and the Investment Adviser prior to the Sub-Adviser’s incurring such expenses.

2.	If the Investment Adviser delegates its responsibilities to more than one Sub-Adviser, the Investment Adviser shall be responsible for assigning to each Sub-Adviser that portion of the assets of the Portfolio for which the Sub-Adviser is to act as Sub-Adviser, subject to the approval of the Fund’s Board of Trustees.

3.	To the extent that any obligations of the Investment Adviser or any Sub-Adviser require any service Provider of the Fund or Portfolio to furnish information or services, such information or services shall be furnished by the Fund’s or the Portfolio’s service providers directly to both the Investment Adviser and any Sub-Adviser.

SECTION 4. BROKERAGE. Subject to the Investment Adviser’s obligation to obtain best price and execution, the Investment Adviser shall have full discretion to select brokers or dealers to effect the purchase and sale of securities. When the Investment Adviser places orders for the purchase or sale of securities for the Portfolio, in selecting brokers or dealers to execute such orders, the Investment Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services for the benefit of the Portfolio directly or indirectly. Without limiting the generality of the foregoing, the Investment Adviser is authorized to cause the Portfolio to pay brokerage commissions which may be in excess of the lowest rates available to brokers who execute transactions for the Portfolio or who otherwise provide brokerage and research services utilized by the Investment Adviser, provided that the Investment Adviser determines in good faith that the amount of each such commission paid to a broker is reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either the particular transaction to which the commission relates or the Investment Adviser’s overall responsibilities with respect to accounts as to which the Investment Adviser exercises investment discretion. The Investment Adviser may aggregate securities orders so long as the Investment Adviser adheres to a policy of allocating investment opportunities to the Portfolio over a period of time on a fair and equitable basis relative to other clients. In no instance will the Portfolio’s securities be purchased from or sold to the Fund’s principal underwriter, the Investment Adviser, or any affiliated person thereof, except to the extent permitted by SEC exemptive order or by applicable law.

The Investment Adviser shall report to the Board of Directors of the Fund at least quarterly with respect to brokerage transactions that were entered into by the Investment Adviser, pursuant to the foregoing paragraph, and shall certify to the Board that the commissions paid were reasonable in terms either of that transaction or the overall responsibilities of the Investment Adviser to the Fund and the Investment Adviser’s other clients, that the total commissions paid by the Fund were reasonable in relation to the benefits to the Fund over the long term, and that such commissions were paid in compliance with Section 28(e) of the Securities Exchange Act of 1934.

SECTION 5. CONFORMITY WITH LAW; CONFIDENTIALITY. The Investment Adviser further agrees that it will comply with all applicable rules and regulations of all federal regulatory agencies having jurisdiction over the Investment Adviser in the performance of its duties hereunder. The Investment Adviser will treat confidentially and as proprietary information of the Fund all records and other information relating to the Fund and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. Where the Investment Adviser maybe exposed to civil or criminal contempt proceedings for failure to comply with a request for records or other information relating to the Fund, the Investment Adviser may comply with such request prior to obtaining the Fund’s written approval, provided that the Investment Adviser has taken reasonable steps to promptly notify the Fund, in writing, upon receipt of the request.

SECTION 6. SERVICES NOT EXCLUSIVE. The Investment Adviser and its officers may act and continue to act as investment managers for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Investment Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Portfolio or the Fund.

Nothing in this Agreement shall limit or restrict the Investment Adviser or any of its directors, officers, affiliates or employees from buying, selling or trading in any securities for its or their own account. The Fund acknowledges that the Investment Adviser and its directors, officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Portfolio. The Investment Adviser shall have no obligation to acquire for the Portfolio a position in any investment which the Investment Adviser, its partners, officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Investment Adviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.

The Investment Adviser agrees that this Section 6 does not constitute a waiver by the Fund of the obligations imposed upon the Investment Adviser to comply with Sections 17(d) and 17(j) of the 1940 Act, and the rules thereunder, nor constitute a waiver by the Fund of the obligations imposed upon the Investment Adviser under Section 206 of the Investment Advisers Act of 1940 and the rules thereunder. Further, the Investment Adviser agrees that this Section 6 does not constitute a waiver by the Fund of the fiduciary obligation of the Investment Adviser arising under federal or state law, including Section 36 of the 1940 Act. The Investment Adviser agrees that this Section 6 shall be interpreted consistent with the provisions of Section 17(i) of the 1940 Act.

SECTION 7. BOOKS AND RECORDS. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Portfolio are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 3la-1 under the 1940 Act.

SECTION 8. EXPENSES. During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement. The Portfolio shall bear all of its own expenses not specifically assumed by the Investment Adviser. General expenses of the Fund not readily identifiable as belonging to an investment portfolio of the Fund shall be allocated among all investment portfolios by or under the direction of the Fund’s Board of Directors in such manner as the Board determines to be fair and equitable. Expenses borne by the Portfolio shall include, but are not limited to, the following (or the Portfolio’s share of the following): (a) the cost (including brokerage commissions) of securities purchased or sold by the Portfolio and any losses incurred in connection therewith; (b) fees payable to and expenses incurred on behalf of the Portfolio by the Investment Adviser; (c) filing fees and expenses relating to the registration and qualification of the Fund and the Portfolio’s shares under federal and/or state securities laws and maintaining such registrations and qualifications; (d) fees and salaries payable to the Fund’s directors and officers; (e) taxes (including any income or franchise taxes) and governmental fees; (f) costs of any liability and other insurance or fidelity bonds; (g) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Fund or the Portfolio for violation of any law; (h) legal, accounting and auditing expenses, including legal fees of special counsel for the independent directors; (i) charges of custodians and other agents; (j) expenses of setting in type and printing prospectuses, statements of additional information and supplements thereto for existing shareholders, reports, statements, and confirmations to shareholders and proxy material that are not attributable to a class; (k) costs of mailing prospectuses, statements of additional information and supplements thereto to existing shareholders, as well as reports to shareholders and proxy material that are not attributable to a class; (1) any extraordinary expenses; (m) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (n) costs of mailing and tabulating proxies and costs of shareholders’ and directors’ meetings; (o) costs of independent pricing services to value the Portfolio’s securities; and (p) the costs of investment company literature and other publications provided by the Fund to its directors and officers. Distribution expenses, transfer agency expenses, expenses of preparation, printing and mailing prospectuses, statements of additional information, proxy statements and reports to shareholders, and organizational expenses and registration fees, identified as belonging to a particular class of the Portfolio are allocated to such class.

SECTION 9. VOTING. The Investment Adviser shall have the authority to vote as agent for the Portfolio, either in person or by proxy, tender and take all actions incident to the ownership of all securities in which the Portfolio’s assets may be invested from time to time, subject to such policies and procedures as the Board of Directors of the Fund may adopt from time to time.

SECTION 10. RESERVATION OF NAME. The Investment Adviser shall at all times have all rights in and to the Portfolio’s name and all investment models used by or on behalf of the Portfolio. The Investment Adviser may use the Portfolio’s name or any portion thereof in connection with any other mutual fund or business activity without the consent of any shareholder and the Fund shall execute and deliver any and all documents required to indicate the consent of the Fund to such use. The Fund hereby agrees that in the event that neither the Investment Adviser nor any of its affiliates acts as investment adviser to the Portfolio, the name of the Portfolio will be changed to one that does not contain the names “Bear Stearns” or the initials “BS” or otherwise suggest an affiliation with the Investment Adviser.

SECTION 11. COMPENSATION. (a) For the services provided and the expenses assumed pursuant to this Agreement with respect to the Portfolio, the Fund will pay the Investment Adviser from the assets of the Portfolio and the Investment Adviser will accept as full compensation therefor a fee, computed daily and payable monthly, at the annual rate of 0.48% of the Portfolio’s average daily net assets. For any period less than a full month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month. (b) The fee attributable to the Portfolio shall be satisfied only against assets of the Portfolio and not against the assets of any other investment portfolio of the Fund. The Investment Adviser may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Portfolio for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Investment Adviser.

SECTION 12. LIMITATION OF LIABILITY. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (“disabling conduct”). The Portfolio will indemnify the Investment Adviser against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the Investment Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Investment Adviser was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Investment Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of directors of the Portfolio who are neither “interested persons” of the Fund nor parties to the proceeding (“disinterested non-party directors”) or (b) an independent legal counsel in a written opinion. The Investment Adviser shall be entitled to advances from the Portfolio for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Maryland General Corporation Law. The Investment Adviser shall provide to the Portfolio a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Portfolio has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Investment Adviser shall provide a security in form and amount acceptable to the Portfolio for its undertaking; (b) the Portfolio is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based upon a review of facts readily available to the Portfolio at the time the advance is proposed to be made, that there is reason to believe that the Investment Adviser will ultimately be found to be entitled to indemnification. Any amounts payable by the Portfolio under this Section shall be satisfied only against the assets of the Portfolio and not against the assets of any other investment portfolio of the Fund.

The limitations on liability and indemnification provisions of this Section 12 shall not be applicable to any losses, claims, damages, liabilities or expenses arising from the Investment Adviser’s rights to the Portfolio’s name. The Investment Adviser shall indemnify and hold harmless the Fund and the Portfolio for any claims arising from the use of the terms “Bear Stearns” or “BS” in the name of the Portfolio.

SECTION 13. DURATION AND TERMINATION. This Agreement shall become effective with respect to the Portfolio as of the date first above written and, unless sooner terminated as provided herein, shall continue with respect to the Portfolio until August 16, 2009. Thereafter, if not terminated, this Agreement shall continue with respect to the Portfolio for successive annual periods ending on August 16, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio; provided, however, that this Agreement may be terminated with respect to the Portfolio by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, on 60 days’ prior written notice to the Investment Adviser, or by the Investment Adviser at any time, without payment of any penalty, on 60 days’ prior written notice to the Fund. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meaning as such terms have in the 1940 Act).

SECTION 14. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, and no amendment of this Agreement affecting the Portfolio shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Portfolio.

SECTION 15. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

SECTION 16. NOTICE. All notices hereunder shall be given in writing and delivered by hand, national overnight courier, facsimile (provided written confirmation of receipt is obtained and said notice is sent via first class mail on the next business day) or mailed by certified mail, return receipt requested, as follows:

If to the Investment Adviser:

Bear Stearns Asset Management Inc.

383 Madison Avenue, 30th Floor

New York, New York 10179

Fax:

If to the Fund:

The RBB Fund, Inc.

400 Bellevue Parkway

Suite 100

Wilmington, DE 19809

Attn: Edward J. Roach

Fax: 302-791-4830

The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand or facsimile, (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier; or (iii) the fifth (5th) Business Day after the date of mailing thereof.

SECTION 19. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

SECTION 20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE RBB FUND, INC.

By:

Name: Edward J. Roach

Title: President and Treasurer

BEAR STEARNS ASSET MANAGEMENT INC.

By:

Name:

Title:

Exhibit B

As of July 18, 2008, to the Company’s knowledge, the following named persons at the addresses shown below were owners of record of approximately 5% or more of the total outstanding Shares.

Shareholder Name and Address	Number and Percentage of Shares Owned *(Percentage of shares owned rounded to the nearest whole percentage)
SECURITY SERVICES FCU ATTN KEITH SULTEMEIER 16211 LA CANTERA PKWY SAN ANTONIO TX 78256-2419	4,360,039.29	30.09%
COASTAL FCU ATTN BARRY HOOKS PO BOX 58429 RALEIGH NC 27658-8429	4,084,694.52	28.19%
T & C FEDERAL CREDIT UNION ATTN WILMA WELLS 2525 TELEGRAPH RD STE 200 BLOOMFIELD HILLS MI 48302-0288	2,054,315.84	14.18%
ARIZONA FCU ATTN MARC COOLEY PO BOX 60070 PHOENIX AZ 85082-0070	1,996,007.98	13.78%
AMERICAN EAGLE FCU ATTN JOHN CONANT 417 MAIN ST EAST HARTFORD CT 06118-1488	1,994,017.95	13.76%